Exhibit 99.1

Cubic Reports Third Quarter Fiscal Year 2014 Results and Lowers 2014 Revenue and EPS Guidance

•                  Sales of $340.4 million for the quarter and $1.002 billion for the nine-month period

•                  Net income of $12.2 million, or $0.45 per diluted share for the quarter

•                  Net income of $36.7 million, or $1.36 per diluted share for the nine-month period

•                  Non-GAAP Adjusted EBITDA of $26.7 million for the quarter (see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures)

•                  Total backlog of $2.428 billion as of June 30, 2014

•                  Cash provided by operating activities of $66.0 million for the quarter and $36.7 million for the nine-month period

•                  Revenue guidance lowered to between $1.39 and 1.42 billion; EPS to between $2.30 to $2.60 for the year

San Diego, CA, August 4, 2014 — Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter and nine-month periods ended June 30, 2014.

Third Quarter Results

Sales for the third quarter of fiscal 2014 were $340.4 million compared to $337.2 million in 2013, as restated, an increase of 1 percent. Net income attributable to Cubic shareholders was $12.2 million, or $0.45 per diluted share, compared to $18.4 million, or $0.69 per diluted share, as restated, in the third quarter of 2013.

Operating income was $19.2 million compared to $26.9 million, as restated, in the third quarter of 2013.  Operating income decreased 19 percent in the transportation segment, 50 percent in the mission support segment and 46 percent in the defense systems segment.

Non-GAAP Adjusted EBITDA (as described below) was $26.7 million or 7.9 percent of sales for the quarter compared to $33.3 million or 9.9 percent of sales in the third quarter of 2013.

Backlog was $2.428 billion at the end of the quarter compared to $2.647 billion at September 30, 2013, as restated, a decrease of $218.4 million. Decreases in backlog for the transportation systems and mission support segments were partially offset by an increase in defense systems backlog.

First Nine Months Results

Sales for the first nine months of fiscal 2014 were $1.002 billion compared to $1.021 billion in 2013, as restated, a decrease of 2 percent. Net income attributable to Cubic shareholders was $36.7 million, or $1.36 per diluted share, compared to $62.3 million, or $2.33 per diluted share, as restated, in the first nine months of 2013.

Operating income was $53.2 million in the first nine months of 2014 compared to $84.8 million, as restated, in 2013.  Operating income decreased 49 percent in the transportation segment and 47 percent in the mission support segment, while increasing 112 percent in the defense systems segment.

Non-GAAP Adjusted EBITDA was $76.0 million or 7.6 percent of sales for the first nine months compared to $102.8 million or 10.1 percent of sales in 2013.

“We have had a challenging year thus far primarily due to execution issues on our Transportation System projects in Chicago and Vancouver, as well as the continued adverse impact of the slowdown in U.S. government spending on the operations of our Mission Support Services business,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation “As a consequence, we are revising our guidance for fiscal year 2014, but continue to expect a strong fourth quarter.”

“Additionally, we have recently announced multiple contract wins across our businesses.   These key wins will give us record backlog and posture us for future growth.”

Reportable Segment Results

Transportation Systems

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Transportation Systems Segment Sales	$429.1	$398.4	$153.0	$134.8

Transportation Systems Segment Operating Income	$35.2	$69.5	$15.3	$19.0

Cubic Transportation Systems (CTS) sales increased 14 percent in the third quarter to $153.0 million compared to $134.8 million last year, and increased 8 percent for the nine-month period to $429.1 million from $398.4 million last year. Businesses acquired by CTS in fiscal years 2013 and 2014 contributed sales of $14.9 million and $36.9 million during the quarter and nine months ended June 30, 2014, respectively, compared to $3.1 million and $4.6 million for the quarter and nine months ended June 30, 2013.

During the quarter and nine months ended June 30, 2014, CTS increased its estimated costs to complete a contract to design and build a system in Vancouver. Since the cost-to-cost percentage of completion method of accounting is used for the development and build of this system, increases in estimated total costs have an impact of reducing revenue and operating margin. Increases in cost estimates in the quarter ended June 30, 2014 reduced sales and operating income by $13.5 million. Increases in cost estimates in the nine months ended June 30, 2014 reduced sales and operating income by $18.3 million.

During the quarter ended June 30, 2014, for a system development and services contract in Chicago, the customer determined that CTS had met the final criteria for system delivery effective January 1, 2014. According to the contract with this customer, monthly payments for this contract increase when delivery of the system is completed and accepted. As such, in the quarter ended June 30, 2014 these increased contractual amounts were billed and collected for the months of January 2014 through June 2014. Revenue is being recognized for this contract based upon when amounts are billable to the customer. Therefore, revenue recognized in the quarter ended June 30, 2014 includes $7.5 million related to amounts that were billable for the months ended January 2014 through March 2014.

CTS operating income decreased 19 percent in the third quarter to $15.3 million compared to $19.0 million last year, and decreased 49 percent for the nine-month period to $35.2 million from $69.5 million last year. CTS operating income for the quarter and nine months ended June 30, 2014 decreased due to the changes in cost estimates on the Vancouver contract described above. The decrease in CTS operating income for the nine-month period was also impacted by the increased costs of providing services on a transportation contract in Chicago. The provision of services under this contract began just prior to the end of fiscal

2013. Revenue recognized on this contract is limited to billable amounts, which were significantly less than costs incurred to provide these services until the billable amounts increased upon system acceptance, which occurred effective January 1, 2014. For the nine-month period ended June 30, 2014, the operating loss for this contract was $24.2 million.  However, for the quarter ended June 30, 2014, the operating margin on this contract in Chicago improved compared to the first half of the year due to the increase in the billable amounts effective January 1, 2014. The operating margin on this contract was $1.2 million for the quarter, which, as discussed above, includes $7.5 million related to amounts that were billable for the months ended January 2014 through March 2014. The decrease in operating income for the quarter and nine-month period were partially offset by increased operating profit on increased work from system development contracts in the U.K. The decrease in operating income for the nine-month period was also partially offset by increased system usage bonuses on our contract in London that were recognized in the second quarter of fiscal 2014.

Businesses acquired by CTS in 2013 and 2014 had operating losses of $0.4 million and $2.1 million, respectively, for the three- and nine-month periods ended June 30, 2014 compared to operating losses of $0.2 million and $0.5 million, respectively for the quarter and nine-month periods ended June 30, 2013.

Mission Support Services

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Mission Support Services Segment Sales	$291.7	$359.4	$91.8	$123.8

Mission Support Services Segment Operating Income	$6.0	$11.4	$1.8	$3.6

Mission Support Services (MSS) sales decreased 26 percent in the third quarter to $91.8 million compared to $123.8 million last year, and decreased 19 percent for the nine-month period to $291.7 million from $359.4 million last year. Sales for the first nine months of the fiscal year were lower due in part to the U.S. government’s shut down in October 2013. Sales for the quarter and nine months ended June 30, 2014 also decreased due to reductions in spending by the U.S. government.  The decrease in sales was also caused by the loss of a contract early in fiscal year 2014 due to a lower bid by a competitor. These reductions were partially offset by growth in the Simulator Training business area due to the win of a new contract in early fiscal 2014. NEK Special Programs Group LLC (NEK), a Special Operation Forces training business acquired in December 2012, had sales of $14.4 million and $34.0 million for the three- and nine-month periods ended June 30, 2014 compared to sales of $11.4 million and $21.1 million for the three- and nine-month periods ended June 30, 2013.

MSS operating income decreased 50 percent in the third quarter to $1.8 million compared to $3.6 million last year, and decreased 47 percent for the nine-month period to $6.0 million from $11.4 million last year. The decreased operating income for the quarter and nine-month period resulted from the sales decreases described above and reduced profit margins on contracts due to competitive pressures driving down bid prices. Operating income also decreased as a result of a focused investment MSS is making to increase its footprint in the Special Operations Forces market, which totaled $0.6 million for the quarter and $1.3 million for the nine months. NEK had an operating loss of $0.2 million for the quarter and $0.8 million for the nine-month period ended June 30, 2014 compared to $0.7 million for the quarter and $1.2 million for the nine-month period ended June 30, 2013, which had included $0.6 million of acquisition-related costs.

Defense Systems

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Defense Systems Segment Sales
Training systems	$243.7	$217.4	$84.4	$65.2
Secure communications	37.5	45.1	11.2	13.4
	$281.2	$262.5	$95.6	$78.6

Defense Systems Segment Operating Income
Training systems	$19.3	$16.8	$6.9	$7.9
Secure communications	(2.8)	(3.0)	(3.5)	(1.7)
Restructuring costs	(0.4)	(6.2)	(0.1)	(0.1)
	$16.1	$7.6	$3.3	$6.1

Cubic Defense Systems (CDS) sales increased 22 percent in the third quarter to $95.6 million compared to $78.6 million last year, and increased 7 percent for the nine-month period to $281.2 million from $262.5 million last year. Businesses acquired by CDS in 2013 and 2014 contributed sales of $6.7 million and $11.8 million for the three- and nine-month periods ended June 30, 2014 and had no sales for the comparable periods ended June 30, 2013. Sales were higher for both the quarter and nine-month period from a new ground combat training system development contract in the Far East, from tactical engagement simulation system contracts and from simulator contracts, including a new contract to develop simulation trainers for the Littoral Combat Ships. These increases in sales were partially offset by lower sales of air combat training systems, personnel locater systems and asset tracking products for the quarter and nine-month period.

Operating income was $3.3 million for the quarter compared to $6.1 million last year, and increased to $16.1 million for the nine-month period from $7.6 million last year. For the nine-month period ended June 30, 2014 increases in operating income of organic business were partially offset by operating losses from businesses purchased in 2013 and 2014. For the quarter ended June 30, 2014 the operating losses from businesses purchased in 2013 and 2014 more than offset the increases in operating income from organic business. For the quarter and for the nine-month period ended June 30, 2014 operating income was higher on increased sales of ground combat training system, simulator and development contracts, partially offset by lower operating profits on decreased sales of air combat training systems and personnel locater systems. In addition, for the nine-month period ended June 30, 2013 the operating loss was impacted by cost increases of $2.6 million we experienced in the first half of fiscal 2013 on a U.S. government contract for data link products.

Businesses acquired by CDS in 2013 and 2014 incurred operating losses of $1.8 million and $6.0 million for the three- and nine-month periods ended June 30, 2014, respectively, and had no operating losses in the comparable periods ended June 30, 2013. These operating losses for the nine-month period ended June 30, 2014 included $0.2 million of transaction costs and $3.7 million of compensation expense for amounts paid to Intific employees upon the close of the acquisition.

In addition, last year’s operating results for the nine-month period had included a restructuring charge of $6.2 million compared to $0.4 million for the quarter and nine-month period ended June 30, 2014.

Cash Flows

Operating cash flow was positive in the quarter totaling $66 million. For the nine months operating cash flow was a positive $36.7 million compared to a negative $6.8 million last year.  CDS and MSS segments were providers of cash and CTS was a user of cash for the nine months.  In the quarter, CTS provided $39.4 million of cash.

Financial Restatement

As previously disclosed, in May 2014 Cubic filed Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended September 30, 2013 to restate its previously filed consolidated financial statements for the fiscal years ended September 30, 2013 and 2012, and each of the quarters of 2013 and 2012, and to make certain immaterial corrections to its previously filed consolidated financial statements for periods prior to the fiscal year ended September 30, 2012.

Conference Call

Cubic management will host a conference call to discuss the company’s third quarter and first nine months results today at 4:30 p.m. ET (1:30 p.m. PT) that will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial

•                  877 407-8293 for domestic callers

•                  201 689-8349 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location for approximately 30 days following the live webcast.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems and secure communications systems. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

Adjusted EBITDA represents net income attributable to Cubic before interest, taxes, non-operating income, goodwill impairment charges, depreciation and amortization. We believe that the presentation of Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), goodwill impairment charges and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
		(As Restated)		(As Restated)
Reconciliation:
Net income attributable to Cubic	$36,686	$62,272	$12,206	$18,381
Add:
Provision for income taxes	13,240	20,437	4,992	7,292
Interest expense, net	2,159	1,168	909	395
Other expense (income), net	1,058	764	1,098	813
Noncontrolling interest in income of VIE	79	149	10	24
Depreciation and amortization	22,740	18,014	7,511	6,417
ADJUSTED EBITDA	$75,962	$102,804	$26,726	$33,322

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
		(As Restated)		(As Restated)
Net sales:
Products	$405,419	$429,436	$136,649	$127,682
Services	596,567	591,195	203,708	209,544
	1,001,986	1,020,631	340,357	337,226

Costs and expenses:
Products	305,245	310,043	108,301	91,011
Services	480,906	461,669	156,726	164,278
Selling, general and administrative	131,508	126,393	46,489	44,130
Restructuring costs	227	6,198	24	114
Research and development	13,822	19,346	3,949	6,426
Amortization of purchased intangibles	17,056	12,192	5,653	4,362
	948,764	935,841	321,142	310,321

Operating income	53,222	84,790	19,215	26,905

Other income (expense):
Interest and dividend income	958	1,279	595	530
Interest expense	(3,117)	(2,447)	(1,504)	(925)
Other income (expense) - net	(1,058)	(764)	(1,098)	(813)

Income before income taxes	50,005	82,858	17,208	25,697

Income taxes	13,240	20,437	4,992	7,292

Net income	36,765	62,421	12,216	18,405

Less noncontrolling interest in income of VIE	79	149	10	24

Net income attributable to Cubic	$36,686	$62,272	$12,206	$18,381

Net income per share attributable to Cubic
Basic	$1.37	$2.33	$0.46	$0.69
Diluted	$1.36	$2.33	$0.45	$0.69

Dividends per common share	$0.12	$0.12	$—	$—

Weighted average shares used in per share calculations:
Basic	26,786	26,736	26,789	26,736
Diluted	26,901	26,745	26,921	26,762

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	September 30,
	2014	2013
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$166,841	$203,892
Restricted cash	69,028	69,381
Marketable securities	—	4,055
Accounts receivable - net	403,401	379,002
Recoverable income taxes	17,719	7,885
Inventories - net	53,768	59,746
Deferred income taxes and other current assets	30,844	18,638
Total current assets	741,601	742,599

Long-term contract receivables	16,690	19,021
Long-term capitalized contract costs	77,560	68,963
Property, plant and equipment - net	64,360	56,305
Deferred income taxes	18,057	19,322
Goodwill	187,595	136,094
Purchased intangibles - net	70,257	57,542
Other assets	11,527	9,772
	$1,187,647	$1,109,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$8,000	$—
Trade accounts payable	23,527	40,310
Customer advances	84,338	84,307
Accrued compensation and other current liabilities	139,856	109,253
Income taxes payable	13,148	12,731
Current portion of long-term debt	591	557
Total current liabilities	269,460	247,158

Long-term debt	102,066	102,363
Other long-term liabilities	43,602	43,017

Shareholders’ equity:
Common stock	19,104	15,825
Retained earnings	773,468	740,002
Accumulated other comprehensive loss	15,812	(2,803)
Treasury stock at cost	(36,078)	(36,078)
Shareholders’ equity related to Cubic	772,306	716,946
Noncontrolling interest in variable interest entity	213	134
Total shareholders’ equity	772,519	717,080
	$1,187,647	$1,109,618

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
		(As Restated)		(As Restated)
Operating Activities:
Net income	$36,765	$62,421	$12,216	$18,405
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,740	18,014	7,511	6,417
Share-based compensation expense	4,370	1,634	1,785	1,575
Changes in operating assets and liabilities, net of effects from acquisitions	(27,138)	(88,899)	44,524	22,744
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	36,737	(6,830)	66,036	49,141

Investing Activities:
Acquisition of businesses, net of cash acquired	(83,456)	(60,649)	(3,773)	(7,377)
Purchases of property, plant and equipment	(13,536)	(6,209)	(2,589)	(2,348)
Purchases of marketable securities	—	(4,054)	—	(4,054)
Proceeds from sales or maturities of marketable securities	4,055	—	—	—
NET CASH USED IN INVESTING ACTIVITIES	(92,937)	(70,912)	(6,362)	(13,779)

Financing Activities:
Proceeds from short-term borrowings	38,000	70,000	8,000	—
Principal payments on short-term borrowings	(30,000)	(70,000)	(30,000)	(25,000)
Proceeds from long-term borrowings	—	100,000	—	50,000
Principal payments on long-term debt	(431)	(8,407)	(147)	(134)
Proceeds from issuance of common stock	113	—	—	—
Dividends paid	(3,215)	(3,208)	—	—
Net change in restricted cash	353	(104)	(44)	(20)
Contingent consideration payments related to acquisitions of businessess	(2,368)	(224)	(1,251)	(224)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,452	88,057	(23,442)	24,622

Effect of exchange rates on cash	16,697	(10,131)	5,266	3,862

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(37,051)	184	41,498	63,846

Cash and cash equivalents at the beginning of the period	203,892	212,267	125,343	148,605

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$166,841	$212,451	$166,841	$212,451

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire NEK, net	$—	$12,108	$—	$—
Liability incurred to acquire Intific, net	$1,173	$—	$—	$—